Exhibit 99.1

CONTACT:	Glen Ponczak investors 414-524-2375 Monica Levy media 414-708-0490
JOHNSON CONTROLS FORECASTS 18% EARNINGS GROWTH FOR 2008
     MILWAUKEE, Wisconsin. . .Oct. 9, 2007. . . Johnson Controls, Inc. (JCI) today forecast diluted earnings per share from continuing operations for fiscal 2008 to increase by 18% to $2.45 - $2.50.
     Johnson Controls, a diversified industrial company that makes buildings and vehicles more comfortable, safe and sustainable, also said that it expects sales for 2008 to increase by 10%, to approximately $38 billion.
     “Johnson Controls near-term sales growth will be driven by a combination of our participation in growing markets and our ability to increase our market shares,” said Stephen A. Roell, chief executive officer.
     “In the buildings market,” he said, “we will continue to achieve double-digit growth rates based on delivering energy efficiency and sustainability solutions globally. In the automotive market we are benefiting from our exposure to emerging markets and increasing demand for higher levels of interior comfort, convenience and connectivity. Concurrently, we have significant exposure to the steady building services and aftermarket battery sectors where we are enjoying strong growth. We are also in a strong position to make investments that will broaden our product portfolios, technical capabilities and market penetration.”
     Mr. Roell added that “Our forecast for margin improvement reflects the continuation of our disciplined process for achieving improvements in quality and cost. Those achievements, combined with our increased revenue growth, will make 2008 another year of strong profitable growth for Johnson Controls.”

     The company confirmed its guidance for 2007 fourth-quarter earnings of $0.77 — $0.78 per diluted share from continuing operations, an increase of 24 – 26% from the prior year. For the full year, earnings are expected to be approximately $2.08-$2.10 per diluted share from continuing operations (excluding a non-recurring tax benefit of $0.06 per share), up 19% over 2006. Sales for 2007 are expected to total $34.5 billion, up 7%. These record results will mark the company’s 61st consecutive year of sales growth and 17th consecutive year of earnings growth.
     The company will report its financial results for fiscal 2007 on October 23, 2007. All earnings forecasts reflect the company’s 3-for-1 stock split on October 2, 2007.
###
Johnson Controls (NYSE: JCI — News) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com.
###
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal years 2007, 2008 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements. For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, energy prices, the ability to mitigate the impact of higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, changes to domestic and foreign tax rates, labor interruptions, the ability to realize acquisition related integration benefits, as well as those factors discussed in the Company’s most recent Form 10-K filing (dated December 5, 2006) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.